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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 27, 2005 - May 24, 2005
(Date of Report—Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-16619 (Commission File Number)	73-1612389 (IRS Employer Identification No.)
Kerr-McGee Center Oklahoma City, Oklahoma (Address of principal executive offices)		73125 (Zip Code)
(405) 270-1313 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        See "Item 2.03"—Creation of a Direct Financial Obligation" for a description of the Credit Agreement (as defined below) Kerr-McGee Corporation (the "Company") executed on May 18, 2005. In satisfaction of one of the conditions to closing of the Credit Agreement, the Company entered into a Guarantee and Collateral and Collateral Trust Agreement (the "Guarantee and Collateral Agreement"), among the Company and certain of its subsidiaries, in favor of JPMorgan Chase Bank, N.A., as Collateral Agent. Pursuant to the terms of the Guarantee and Collateral Agreement, (i) certain of the Company's domestic subsidiaries guaranteed the Company's obligations under the Credit Agreement, and (ii) the Company and certain of its domestic subsidiaries granted a security interest in favor of the Collateral Agent for the benefit of the Secured Parties under the terms of the Guarantee and Collateral Agreement, subject to existing liens and customary exceptions and to the right of the Company's bondholders to be equally and ratably secured, in a substantial portion of the Company's and the Company's domestic subsidiaries' oil and gas properties, capital stock of certain subsidiaries and other real and personal properties, excluding assets relating to the Company's chemical business.

        The Company maintains ordinary banking and investment banking relationships with the collateral agent under the Guarantee and Collateral Agreement.

        The description of the provisions of the Guarantee and Collateral Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Guarantee and Collateral Agreement, which is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

        In connection with, and as one of the conditions to the closing of, the Credit Agreement, the Company repaid all outstanding indebtedness under the $1,500,000,000 5-Year Revolving Credit Agreement (the "Existing Credit Agreement"), dated as of November 10, 2004, by and among the Company, certain subsidiary borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, as Administrative Agent, and The Royal Bank of Scotland plc, as Syndication Agent, and terminated the Existing Credit Agreement on May 24, 2005. There were no early termination penalties incurred by the Company in connection with the termination of the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation.

        On May 24, 2005 (the "Closing Date"), the Company satisfied the closing conditions for the Credit Agreement (the "Credit Agreement"), dated May 18, 2005, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent and The Royal Bank of Scotland PLC, ABN Amro Bank N.V., Bank of America, N.A., Calyon New York Branch and Citigroup North America, Inc., as Documentation Agents and the several lenders from time to time parties thereto. The Credit Agreement consists of a $2 billion two-year term loan (the "2-Year Term Facility"), a $2.25 billion six-year term loan (the "6-Year Term Facility") and a $1.25 billion five-year revolving credit facility (the "5-Year Revolving Facility"). Interest on borrowings under the Credit Agreement is payable, at the Company's option, at an alternate base rate, as defined in the Credit Agreement, or at the London Interbank Offered Rate ("LIBOR"), plus a margin. The initial margin above LIBOR for borrowings under the Credit Agreement will be 225 basis points for the two-year term loan and the revolving credit facility and 250 basis points for the six-year term loan.

        The terms of the Credit Agreement provide for customary representations and warranties, negative and affirmative covenants (including certain financial covenants), and events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence, and during the continuance of, an event of default. In addition, the amount of any outstanding obligations under the Credit Agreement will be immediately due and payable in the event that the Company becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law. The Credit Agreement also requires the term loans to be prepaid under certain circumstances with amounts determined by reference to excess cash flow and the proceeds from asset sales, issuances of debt and issuances of equity.

        On the Closing Date, the Company made borrowings under the Credit Agreement totaling $4.47 billion, consisting of $2 billion under the 2-Year Term Facility, $2.25 billion under the 6-Year Term Facility, and $220 million under the 5-Year Revolving Facility.

        The description of the provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which was filed as Exhibit 99.1 to Kerr-McGee's form 8-K filed May 19, 2005.

Item 9.01 Financial Statements and Exhibits.

  (c)
  Exhibits

99.1
Guarantee and Collateral and Collateral Trust Agreement, dated May 24, 2005, made by Kerr-McGee Corporation and certain of its subsidiaries, in favor of JPMorgan Chase Bank, N.A., as Collateral Agent.

99.2
Credit Agreement, dated May 18, 2005, by and among Kerr-McGee Corporation, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and The Royal Bank of Scotland PLC, ABN Amro Bank N.V., Bank of America, N.A., Calyon New York Branch and Citicorp North America, Inc., as Documentation Agents and the several lenders from time to time parties thereto, filed as Exhibit 99.1 to the Company's Form 8-K filed May 19, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION
By:	/s/ (JOHN M. RAUH) John M. Rauh Vice President and Controller

Dated: May 27, 2005

Exhibit Index

Exhibit No.
99.1	Guarantee and Collateral and Collateral Trust Agreement, dated May 24, 2005, made by Kerr-McGee Corporation and certain of its subsidiaries, in favor of JPMorgan Chase Bank, N.A., as Collateral Agent.

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SIGNATURES
Exhibit Index